EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

Contact(s):CIC
           Frank Dane
           Phone:  650-802-7737
           Email:  fdane@cic.com


                     COMMUNICATION INTELLIGENCE CORPORATION
                 REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

                   CIC Achieves Record Setting Annual Results


Redwood  Shores,  California,  March  9,  2005 - (OTC  BB:  CICI)  Communication
Intelligence Corporation ("CIC" or the "Company"), the leading supplier of biometric signature verification and a leading supplier of natural input software and electronic signature solutions announced today its financial results for the fourth quarter and the year ended December 31, 2004.

Revenues for the three months ended December 31, 2004 increased to $556,000 as compared to $418,000, representing a 33% increase from the corresponding quarter of the prior year. The Company reported a net loss applicable to common stock of $1.0 million for the fourth quarter ending December 31, 2004, as compared to a net loss applicable to common stock of $873,000 for the corresponding quarter of the prior year. The increase in net loss is primarily due to increased interest and loan discount amortization expense associated with the convertible debt financing consummated during the fourth quarter of 2004.

Revenues for the year ended December 31, 2004 of $7.3 million more than doubled (243%) as compared to $3.0 million for the prior year. For the year ended December 31, 2004, the Company's operating income of $2.3 million represented an improvement of $4.5 million over the $2.2 million operating loss incurred in the prior year. The Company earned net income of $1.6 million, or $0.02 per share on approximately 101 million weighted average common shares outstanding for the year ended December 31, 2004, as compared to a net loss of $2.3 million, or $0.02 loss per share on approximately 97.4 million weighted average common shares in 2003.

"We are pleased with our 2004 record setting year-end financial results, representing the first profitable year in the history of the Company. Our 2004 eSignature revenue of $6.1 million more than quadrupled (407%) over our 2003 eSignature revenue of $1.5 million. In addition, we paid off a $3.0 million debt, terminated our equity line of credit agreement and successfully completed a $4.0 million financing," stated CIC's Chairman & CEO, Guido DiGregorio. "While the fourth quarter revenue did not meet our expectations, we continue to believe that the emerging economic recovery will positively impact corporate IT expenditures funding the rollout of our many pilots and proof of concept deployments. We expect the economic recovery, and related IT spending, will evolve throughout 2005 rather than what we hoped and anticipated would be a strong fourth quarter in 2004 in IT spending from our installed base. Although we believe there is a direct correlation between economic recovery, IT expenditures and deployment of our technology in the financial services industry, we believe other vertical markets and applications that we've also focused on have recognized the significant benefits and ROI potential afforded by our solutions and many of these potential customers possess the capital to fund deployments notwithstanding a less than robust economy. We are delighted with our 2004 financial performance and look forward to another positive year in 2005."

Selected  financial  information  follows.   Detailed  corporate  and  financial
information is available on CIC's website at www.cic.com.

About CIC
Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and a leading supplier of natural input software and electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eTransactions, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets and key integration/channel partners. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute
"forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known or unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following: (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.


CIC, its logo and The Power to Sign Online are registered trademarks. All other trademarks are properties of their respective owners.




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                     COMMUNICATION INTELLIGENCE CORPORATION
       Selected Consolidated Statements of Income (Operations) Information
                    (In thousands, except per share amounts)

                                  Fourth Quarter Ended          Year Ended
                                  --------------------          ----------
                                       (unaudited)              (unaudited)
                                  12/31/04     12/31/03    12/31/04    12/31/03

  Revenue                        $    556    $    418       $ 7,284    $ 3,034

  Total cost of sales                   3         178            52        765

  Gross profit                        553         240         7,232      2,269

  Total operating expenses          1,179       1,063         4,977      4,426

  Operating income (loss)            (626)       (823)        2,255     (2,157)

  Other income (expenses)            (388)        (50)         (635)      (188)

  Net income (loss)              $ (1,014)   $   (873)      $ 1,620    $(2,345)

  Basic and diluted net income
 (loss) per common share         $  (0.01)   $  (0.01)      $  0.02    $ (0.02)

  Weighted average common shares
  outstanding                     101,387     101,102       100,909     97,436



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                Selected Consolidated Balance Sheets Information
                                 (In thousands)

                                                   12/31/04         12/31/03
         Cash & cash equivalents              $     4,736       $     1,039

         Total current assets                       5,971             2,005

         Total assets                              10,819             7,215

         Deferred revenue (a)                         458               165

         Total current liabilities (b)              1,401             4,900

         Total short-term debt                         44             3,758

         Total long-term debt (c)                   1,790                13

         Stockholders' equity                       7,531             2,187

NOTES:

(a)  Deferred revenue consists principally of service contact revenues.
(b)  Includes deferred revenue and short term debt.
(c)  Net of $2,410 discount for warrants and beneficial conversion feature.